                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                                                     Only (as permitted by Rule 14a-6(e)(2))
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[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              THE CATO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[THE CATO CORPORATION Logo]

THE CATO CORPORATION


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Corporate Office of the Company, 8100 Denmark Road, Charlotte, North Carolina 28273 on Thursday, May 24, 2001 at 11:00 A.M., Eastern Time.

The Notice of the Annual Meeting of Shareholders and Proxy Statement are attached. The matters to be acted upon by our shareholders are set forth in the Notice of Annual Meeting of Shareholders and discussed in the Proxy Statement.

We would appreciate your signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience.

We look forward to seeing you at our Annual Meeting.




Sincerely yours,


/s/ JOHN P. DERHAM CATO                              /s/ WAYLAND H. CATO, JR.


JOHN P. DERHAM CATO                                  WAYLAND H. CATO, JR.
President, Vice Chairman of the Board                Chairman of the Board
and Chief Executive Officer



8100 DENMARK ROAD
P. O. BOX 34216
CHARLOTTE, NC 28234
(704) 554-8510

                              THE CATO CORPORATION
               --------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 24, 2001
               --------------------------------------------------



TO THE SHAREHOLDERS OF
THE CATO CORPORATION


         Notice is hereby given that the Annual Meeting of Shareholders of The Cato Corporation (the "Company") will be held on Thursday, May 24, 2001 at 11:00 A.M., Eastern Time, at the Corporate Office of the Company, 8100 Denmark Road, Charlotte, North Carolina 28273, for the following purposes:


         1. To elect three Directors to serve until their successors are elected and qualified;

         2. To consider and vote upon a proposal to ratify the action of the Board of Directors in selecting Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending February 2, 2002; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.


         The Board of Directors has fixed the close of business on March 23, 2001 as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournments thereof.


                                          By Order of the Board of Directors

                                          /s/ MICHAEL O. MOORE

                                          MICHAEL O. MOORE
Dated:  April 25, 2001                    Secretary


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SHAREHOLDERS ARE URGED TO SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

                              THE CATO CORPORATION
                                8100 Denmark Road
                         Charlotte, North Carolina 28273
                              --------------------

                                 PROXY STATEMENT
                              --------------------

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Cato Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 24, 2001, and at any adjournment or adjournments thereof. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about April 25, 2001.

         Only shareholders of record at the close of business on March 23, 2001 are entitled to notice of and to vote at the meeting. As of March 23, 2001, the Company had outstanding and entitled to vote 19,971,388 shares of Class A Common Stock ("Class A Stock") held by approximately 1,200 holders of record and 5,364,317 shares of Class B Common Stock ("Class B Stock") held by 12 holders of record. The Company's transfer agent estimates that there are approximately 3,600 beneficial owners in total. Holders of Class A Stock are entitled to one vote per share and holders of Class B Stock are entitled to ten votes per share. Holders of Class A Stock vote with holders of Class B Stock as a single class.

         All proxies which are properly executed and received prior to the meeting will be voted at the meeting. If a shareholder specifies how the proxy is to be voted on any of the business to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted FOR the election of Directors and FOR the ratification of the selection of auditors. A proxy may be revoked, to the extent it has not been exercised, at any time prior to its exercise by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting.

         If you plan to attend and vote at the meeting and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of shares.

         In accordance with applicable Delaware law and the Company's Bylaws, the holders of a majority of the combined voting power of Class A Stock and Class B Stock present in person or represented by proxy at the meeting will constitute a quorum. Abstentions are counted for purposes of determining the presence or absence of a quorum. With regard to the election of directors, votes may either be cast in favor of or withheld, and (assuming the presence of a quorum) directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election. The ratification of the selection of independent auditors requires the affirmative vote of a majority of the combined voting power of the Class A Stock and Class B Stock present in person or represented at the meeting and entitled to vote. On any proposal other than the election of directors, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters which the brokers withhold authority, a broker non-vote will have no effect on the vote on any such proposal.

         The Company will bear the expense of preparing, printing and mailing the proxy statement to shareholders. The Company will reimburse brokers, dealers, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of the Company's Class A Stock and Class B Stock and securing their voting instructions. Corporate Investor Communications, Inc. has assisted the Company in conducting the search for beneficial owners at a cost of approximately $800.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth, as of March 23, 2001, certain information regarding the ownership of the outstanding shares of Class A Stock and Class B Stock by (i) each director and nominee, (ii) each person who is known by the Company to own more than 5% of such stock, (iii) each executive officer listed in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes below, each shareholder named has sole voting and investment power with respect to such shareholder's shares.

                                                 SHARES BENEFICIALLY OWNED (1)(2)
                                            -----------------------------------------    PERCENT
                                              CLASS A STOCK          CLASS B STOCK      OF TOTAL
                                            ------------------     ------------------    VOTING
                                            NUMBER     PERCENT     NUMBER     PERCENT    POWER
                                            ------     -------     ------     -------   --------
Wayland H. Cato, Jr. (3)(4)                3,005,065     14.9     3,143,669      50.6     41.8
Edgar T. Cato (5)                          1,440,153      7.1     1,854,791      29.8     24.3
John P. Derham Cato (6)                      209,794      1.0       708,550      11.4      8.9
Clarice Cato Goodyear (7)                    206,430      1.0       288,015       4.6      3.7
Thomas E. Cato (8)                            70,432       *        154,000       2.5      2.0
Howard A. Severson(9)                         55,592       *           --         --        *
B. Allen Weinstein (10)                       27,086       *           --         --        *
Michael O. Moore (11)                         26,820       *           --         --        *
David Kempert (12)                            30,131       *           --         --        *
George S. Currin                              11,287       *           --         --        *
James H. Shaw                                 10,500       *           --         --        *
Robert W. Bradshaw, Jr.                          500       *           --         --        *
Grant L. Hamrick                               3,000       *           --         --        *
Paul Fulton                                    7,000       *           --         --        *
A. F. (Pete) Sloan                             3,200       *           --         --        *
All directors and executive officers       5,139,447     25.5     6,149,025      98.9     80.9
as a group (17 persons) (13)

Dimensional Fund Advisors, Inc.(14)        1,352,700      6.7          --         --       1.6
Deprince Race & Zollo, Inc (15)            1,348,300      6.7          --         --       1.6

-----------------
* Less than 1%

(1) Includes the vested interest of executive officers in the Company's Employee Stock Ownership Plan. The aggregate vested amount credited to their accounts as of March 23, 2001 was 62,824 shares of Class A Stock.

(2) Share amounts shown as subject to stock options in the footnotes below cover shares under options that are presently exercisable or will become exercisable within 60 days after March 23, 2001.

(3) The business address of this shareholder is 8100 Denmark Road, Charlotte, North Carolina 28273-5975.

(4) The amount shown for Class A Stock includes 2,884,616 shares held in a limited partnership, 90,000 shares held by a private foundation, 20,600 shares held by a limited liability company and 9,000 shares of Class A Stock owned by Mr. Wayland Cato, Jr.'s wife. In the limited partnership are various trusts, revocable and irrevocable. The trustee of each trust has sole voting and investment responsibility with respect to these trusts. Mr. Wayland Cato, Jr. is a general partner of the limited partnership, a member of the board of directors governing the private foundation and a member of the limited liability company. The amount shown for Class B Stock include 2,927,003 shares held in the same limited partnership of which Mr. Wayland Cato, Jr. is a partner and 216,666 shares subject to stock options.

(5) The amount shown for Class A Stock includes 1,439,751 shares held in a limited partnership of which Mr. Edgar Cato is a partner. The amount shown for Class B Stock includes 1,829,791 held in the same limited partnership of which Mr. Edgar Cato is a partner and 25,000 share subject to stock options. The address of this shareholder is 3985 Douglas Road, Coconut Grove, Florida 33133.

(6) The amount shown for Class A Stock includes 3,000 shares held by Mr. John Cato's wife and 3,300 shares subject to stock options held by Mr. John Cato's wife. The amount shown for Class A Stock includes 47,500 shares subject to stock options held by Mr. John Cato. The amount for Class B Stock includes 457,500 shares subject to stock options held by Mr. John Cato and 8,700 shares subject to stock options held by Mr. John Cato's wife. Mr. John Cato disclaims beneficial ownership of shares held directly or indirectly by his wife.

(7) The amounts shown for Class A Stock and Class B Stock include 32,520 shares of Class A Stock and 22,500 shares of Class B Stock held by Ms. Goodyear's husband. Ms. Goodyear disclaims beneficial ownership of these shares. The amount shown for Class B Stock includes 97,500 shares subject to stock options.

(8) The amount shown for Class A Stock includes 4,770 shares of stock held by Mr. Thomas Cato's children, for whom he acts as custodian or trustee, and 10,600 shares held in irrevocable trusts. Mr. Thomas Cato disclaims beneficial ownership of these shares. The amount shown for Class B Stock includes 69,000 shares subject to stock options.

(9)      Includes 50,500 shares of Class A Stock subject to stock options.

(10)     Includes 19,000 shares of Class A Stock subject to stock options.

(11)     Includes 24,000 shares of Class A Stock subject to stock options.

(12)     Includes 28,000 shares of Class A Stock subject to stock options.

(13) The amounts shown for Class A Stock include 219,300 shares subject to stock options. The amounts for Class B Stock include 874,366 shares subject to stock options.

(14) Based on Schedule 13G received by the Company from this shareholder on or about February 1, 2001. The address of this shareholder is Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(15) Based on Schedule 13G filed with the Securities & Exchange Commission on or about February 9, 2001. The address of this shareholder is 201 S. Orange Avenue, Suite 850, Orlando, Florida 32801.

                              ELECTION OF DIRECTORS

         The Board of Directors, consisting of 12 members, is divided into three classes with terms expiring alternately over a three year period. As a result of the expiration of the terms of three incumbent directors, a total of three nominees are standing for election at the annual meeting. The three directors whose terms expire at this year's annual meeting, Messrs. Thomas E. Cato, George
S. Currin, and A. F. (Pete) Sloan, have been nominated by the Board of Directors to succeed themselves and to serve until the 2004 annual meeting and until their successors are elected and qualified. The Board of Directors nominates Director candidates in accordance with the Company's Bylaws.

         It is the intention of the persons named in the proxy to vote for such persons for election to the Board of Directors for the ensuing periods as described except to the extent authority to so vote is withheld with respect to one or more nominees. Should any nominee be unable to serve (which is not anticipated), the proxy will be voted for the election of a substitute nominee selected by the Board of Directors. The three nominees shall be elected by a plurality of the votes of Class A Stock and Class B Stock voting as a single class. The other nine members of the Board of Directors will continue to serve in such capacity until their terms expire and their successors are elected and qualified.

NOMINEES

         Information with respect to each nominee, including biographical data for at least the last five years, is set forth below.

         Thomas E. Cato, 46, has been employed by the Company since 1977, has served as an officer since 1986 and has been a director of the Company since 1993. Since February 1987, he has served as Vice President, Divisional Merchandise Manager. Mr. Thomas Cato is a son of Mr. Wayland H. Cato, Jr.

         George S. Currin, 64, has been a director of the Company since 1973. Since 1989, he has served as Chairman and Managing Director of Fourth Stockton Company LLC and Chairman of Currin-Patterson Properties LLC, both privately held real estate investment companies.

         A. F. (Pete) Sloan, 71, has been a director of the Company since 1994. Mr. Sloan is retired Chairman and Chief Executive Officer of Lance, Inc. where he was employed from 1955 until his retirement in 1990.

CONTINUING DIRECTORS

         Information with respect to the nine continuing members of the Board of Directors, including biographical data for the last five years, is set forth below.

         Wayland H. Cato, Jr., 78, is Chairman of the Board and has been a director of the Company since 1946. From 1991 to May 1999, he served as Chairman of the Board and Chief Executive Officer. From 1970 until 1991, he served as the Chairman of the Board, President and Chief Executive Officer. From 1960 until 1970, he served as President and Chief Executive Officer of the Company.

         Edgar T. Cato, 76, is the Former Vice Chairman of the Board and Co-Founder of the Company and has been a director of the Company since 1946. Mr. Edgar T. Cato is the brother of Mr. Wayland H. Cato, Jr.

         John P. Derham Cato, 50, has been employed as an officer of the Company since 1981 and has been a director of the Company since 1986. Since May 1999, Mr. John Cato has served as President, Vice Chairman of the Board and Chief Executive Officer. From June 1997 to May 1999, he served as President, Vice Chairman of the Board and Chief Operating Officer. From August 1996 to June 1997, he served as Vice Chairman of the Board and Chief Operating Officer. From 1992 to August 1996, he served as Executive Vice President and as President and General Manager of the It's Fashion! Division. Mr. John Cato is a son of Mr. Wayland H. Cato, Jr.

         Howard A. Severson, 53, has been employed by the Company since 1985 and has served as a director of the Company since 1995. Since January 1993, he has served as Executive Vice President, Chief Real Estate and Store Development Officer and Assistant Secretary. From August 1989 through January 1993, Mr. Severson served as Senior Vice President - Chief Real Estate Officer.

         Clarice Cato Goodyear, 54, has been employed by the Company since 1975 and has served as a director and officer of the Company since 1979. Since July 1993, she has served as Special Assistant to the Chairman and the President and as Assistant Secretary. From March 1987 through July 1993, Ms. Goodyear held senior administrative, operational services and human resources positions in the Company; she served as Executive Vice President, Chief Administrative Officer and Assistant Secretary from May 1992 through July 1993. Ms. Goodyear is a daughter of Mr. Wayland H. Cato, Jr.

         Robert W. Bradshaw, Jr., 67, has been a director of the Company since 1994. Since 1961, he has been engaged in the private practice of law with Robinson, Bradshaw & Hinson, P.A. and currently serves of counsel to the firm.

         Paul Fulton, 66, has been a director of the Company since 1994. Since March 2000, he has served as Chairman of the Board of Directors of Bassett Furniture Industries, Inc. From July 1997 to March 2000, he served as Chairman and Chief Executive Officer of Bassett Furniture Industries, Inc. From January 1994 until 1997, Mr. Fulton served as Dean of the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill. From July 1988 to December 1993, Mr. Fulton served as President of Sara Lee Corporation. Mr. Fulton is currently a director of Sonoco Products, Bank of America Corporation, Lowe's Companies, Inc., Bassett Furniture Industries, Inc., and Coach, Inc.

         James H. Shaw, 72, has been a director of the Company since 1989. Mr. Shaw was Chairman of Consolidated Ivey's, a regional department store chain, from 1988 until his retirement in 1989, Chairman and Chief Executive Officer of
J. B. Ivey & Company from 1986 to 1988 and Chairman and Chief Executive Officer of Ivey's Carolinas from 1983 to 1986.

         Grant L. Hamrick, 62, has been a director of the Company since 1994. Mr. Hamrick was Senior Vice President and Chief Financial Officer for American City Business Journals, Inc. from 1989 until his retirement in 1996. From 1961 to 1985, Mr. Hamrick was employed by the public accounting firm Price Waterhouse and served as Managing Partner of the Charlotte, North Carolina Office.

         The nine continuing members of the Board of Directors are divided into two classes with current terms expiring in 2002 and 2003, respectively. On the expiration of each director's term, his successor in office will be elected for a three-year term. The terms of Messrs. Wayland H. Cato, Jr., Edgar T. Cato, Howard A. Severson, Robert W. Bradshaw and Grant L. Hamrick expire in 2002. The terms of Ms. Clarice Cato Goodyear and Messrs. John P. Derham Cato, Paul Fulton and James H. Shaw expire in 2003.

DIRECTORS' COMPENSATION

         Directors, who are not employees of the Company, receive a fee for their services of $18,000 per year payable at the rate of $1,500 per month and are reimbursed for reasonable expenses incurred in attending director meetings. Non-employee directors also receive $125 per hour or a maximum of $1,000 per day for attending special meetings or for additional services.


                             MEETINGS AND COMMITTEES

         During the fiscal year ended February 3, 2001, the Company's Board of Directors held five meetings. All of the directors attended at least 75% of the meetings of the Board and relevant committees except Mr. Paul Fulton.

         The Company's Audit Committee discusses with management and the independent auditors the quality and adequacy of the Company's system of internal controls and confers with the Company's independent auditors concerning the scope and results of their audits and any recommendations they may have and considers such other matters relating to auditing and accounting as the Committee may deem appropriate. During the fiscal year ended February 3, 2001, the Audit Committee held three meetings. Messrs. Grant L. Hamrick, Chairman, George S. Currin and A. F. (Pete) Sloan are members of the Audit Committee. Additional information concerning the Audit Committee is set forth below under "Independent Public Accountants."

         The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. A copy of this charter is attached to this Proxy Statement as Appendix A. The Board of Directors has, in its business judgement, determined that all members of the Audit Committee are "independent" in accordance with Nasdaq rules, except Mr. Currin, who has a relationship with the Company as described hereafter in the section titled "Certain Transactions." The Board of Directors has determined that Mr. Currin qualifies under the exception to the rule because the Board of Directors believes that it is in the best interest of the Company and its shareholders for Mr. Currin to continue to serve on the Audit Committee. The Board of Directors believes that Mr. Currin's expertise and experience is valuable to the Audit Committee and that his relationship with the Company does not affect his ability to perform his duties as described in the Audit Committee Charter.

         The Company's Compensation Committee reviews and approves the compensation of the executive officers of the Company. The Compensation Committee held five meetings during the fiscal year ended February 3, 2001. Messrs. A. F. (Pete) Sloan, Chairman, Paul Fulton, Grant L. Hamrick and James H. Shaw are members of the Compensation Committee.

                           SUMMARY COMPENSATION TABLE

         The table below sets forth the compensation for the persons who were at February 3, 2001 the Company's Chief Executive Officer and four other most highly compensated executive officers.

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                              ANNUAL COMPENSATION (1)                      AWARDS
                                       ---------------------------------------  ------------------------------
                                       FISCAL                                    RESTRICTED     SECURITIES        ALL OTHER
                                        YEAR          SALARY       BONUS            STOCK       UNDERLYING       COMPENSATION
                                                                                   AWARDS         OPTIONS
NAME AND PRINCIPAL POSITION                          ($)(2)           ($)            ($)            (#)              ($)

Wayland H. Cato, Jr.                    2000         494,698          --             --             --             164,468 (3)
Chairman of the Board                   1999         499,531          --             --             --             149,848 (3)
                                        1998         481,901      500,000            --             --             136,691 (3)

John P. Derham Cato                     2000         637,232      867,750            --   (4)       --                --
President, Vice Chairman of the Board   1999         579,535      900,000        1,181,000(5)   200,000 (6)           --
and Chief Executive Officer             1998         480,540      500,000            --         200,000 (7)           --

B. Allen Weinstein                      2000         367,091      281,250            --             --                --
Executive Vice President                1999         341,160      300,000            --          20,000 (8)           --
Chief Merchandising Officer             1998         316,456      162,500            --             --              35,000 (9)
of the Cato Division

Michael O. Moore (10)                   2000         266,651      183,563            --             --                --
Executive Vice President                1999         235,183      150,000            --          35,000(11)           --
Chief Financial Officer                 1998         109,060       73,300(12)        --          35,000(13)         50,000 (9)
and Secretary

David Kempert                           2000         257,062      176,888            --             --                --
Executive Vice President                1999         248,108      187,500            --          20,000 (8)           --
Chief Store Operations Officer          1998         229,653      117,500            --             --                --
of the Cato Division

--------------
(1) No named executive officer received perquisites or other personal benefits, securities or property which, in the aggregate, exceeded the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2)      Does not include amounts deducted pursuant to Internal Revenue Code
         Section 125.

(3) Represents amounts reimbursed under a Supplemental Compensation Agreement between the Company and Mr. Wayland Cato, Jr. to maintain a split-dollar life insurance policy. The amount reimbursed is based on the lesser of (i) the P.S. 58 term insurance rates, or (ii) the insurer's one-year term insurance rates for insurance available to all standard risks. Under an agreement with Mr. Wayland Cato, Jr., the Company is sole owner of a life insurance policy in the face amount of $20,000,000. Upon the death of Mr. Wayland Cato, Jr., the Company and an irrevocable trust established by Mr. Wayland Cato, Jr. will share equally in the insurance death benefit. This policy was purchased as a result of a tax-free exchange of existing life insurance policies with a death benefit at the time of exchange of approximately $11,300,000. The current cash surrender value is approximately $6,555,000. The total policy premium for fiscal 2000 was $427,801. Mr. Wayland Cato, Jr. has no interest in the cash surrender value of the current insurance policy.

(4) As of February 3, 2001, Mr. John Cato held a total of 100,000 restricted shares of Class B Stock at a value of $1,756,000 based on the closing trading price of the Class B Stock of $17.56 on February 2, 2001, the last trading day before fiscal year end.

(5) Amount represents grant of 100,000 restricted shares of Class B Stock valued at $11.81 based on the closing trading price of the Class B Stock on January 28, 2000, the effective date of grant.

(6) Options to purchase 100,000 shares of Class B Stock pursuant the 1987 Non-Qualified Stock Option Plan and 100,000 shares of Class B Stock pursuant to the 1999 Incentive Compensation Plan were granted to the named executive officer at the fair market value of the Class B Stock on the date of grant. The options vest in equal amounts over five years from the date of grant and expire ten years from the date of grant.

(7) Options to purchase Class B Stock pursuant to the 1987 Non-Qualified Stock Option Plan were granted to the named executive officer at the fair market value of the Class B Stock on the date of grant. The options vest in equal amounts over five years from the date of grant and expire ten years from the date of grant.

(8) Options to purchase Class A Stock pursuant to the 1999 Incentive Compensation Plan were granted to the named executive officers at the fair market value of the Class A Stock on the date of grant. The options vest in equal amounts over five years from the date of grant and expire ten years from the date of grant.

(9)      Represents amount paid for relocation expenses.

(10)     Mr. Moore joined the Company on July 13, 1998.

(11) Options to purchase 20,000 shares of Class A Stock pursuant to the 1999 Incentive Compensation Plan and option to purchase 15,000 shares of Class A Stock pursuant to the 1987 Non-Qualified Stock Option Plan were granted to the named executive officer at the fair market value of the Class A Stock on the date of grant. The options vest in equal amounts over five years from the date of grant and expire ten years from the date of grant.

(12)     Includes bonus amount of $30,000 paid upon employment.

(13) Options to purchase Class A Stock pursuant the 1987 Non-Qualified Stock Option Plan were granted to the named executive officers at the fair market value of the Class A Stock on the date of grant. The options vest in equal amounts over five years from the date of grant and expire ten years from the date of grant.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         The Company has severance agreements with Mr. John Cato, Mr. Allen Weinstein and Mr. Michael Moore currently providing for the continuation of each of their base salaries for 12 months upon the termination of their employment without cause. The Company has a severance agreement with Mr. David Kempert currently providing for the continuation of his base salary for six months upon termination of his employment without cause. (See "Compensation Committee Report on Executive Compensation" for a discussion of Mr. John Cato's Employment Agreement.)

      AGGREGATED OPTION EXERCISES IN LAST FISCAL AND YEAR-END OPTION VALUES

         The following table presents certain information concerning the exercise of stock options and the value of unexercised options held by the named executives at the end of the fiscal year ended February 3, 2001.

                                                             NUMBER OF                     VALUE OF
                                                       SECURITIES UNDERLYING             UNEXERCISED
                                                        UNEXERCISED OPTIONS              IN-THE-MONEY
                             SHARES                          AT FISCAL                    OPTIONS AT
                            ACQUIRED                        YEAR-END (#)            FISCAL YEAR-END ($)(1)
                               ON          VALUE      -------------------------   ---------------------------
                            EXERCISE      REALIZED        EXERCISABLE (E)/             EXERCISABLE (E)/
NAME                          (#)           ($)          UNEXERCISABLE (U)            UNEXERCISABLE (U)
-------------------------------------------------------------------------------   ---------------------------

Wayland H. Cato, Jr.           --          --                       216,666(E)                  2,152,035(E)
                                                                       --  (U)                       --  (U)

John P. Derham Cato            --          --                       445,000(E)                  3,656,913(E)
                                                                    400,000(U)                  2,390,200(U)

B. Allen Weinstein           15,000     112,150                      34,000(E)                    300,505(E)
                                                                     46,000(U)                    363,895(U)

Michael O. Moore               --          --                        21,000(E)                     93,373(E)
                                                                     49,000(U)                    229,203(U)

David Kempert                32,500     303,374                      34,500(E)                    312,161(E)
                                                                     28,000(U)                    196,270(U)
------------------------------------------------------------------------------------------------------------

(1) Value is based on difference between exercise price and market price of the underlying securities as of February 2, 2001, the last trading day before the fiscal year-end.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The following report submitted by the Compensation Committee of the Board of Directors addresses the Company's executive compensation policies for fiscal 2000.

         The Compensation Committee is composed of four members. The members are Messrs. A. F. (Pete) Sloan, Chairman, Grant L. Hamrick, Paul Fulton, and James
H. Shaw. The Compensation Committee provides guidance for the Company's executive compensation programs to insure a direct relationship between executive compensation and corporate performance.

         The Company's executive compensation program has been designed (i) to provide compensation equivalent to compensation offered by peer group companies in order to attract and retain the most qualified executives, (ii) to motivate executive officers by rewarding them for attaining pre-established Company financial goals and (iii) to align the interest of executive officers with the long-term interest of shareholders.

         In designing the compensation packages for executive officers, the Compensation Committee compares the Company's executive officer compensation packages with peer group executive officer compensation packages, some of which are included in the Dow Jones Specialty Apparel Market Index used in the performance graph. Peer group companies which are similar in size and operate in the specialty apparel retail market are given particular consideration. The Compensation Committee also considers the views of the Company's outside retail consultants, as well as industry benchmark compensation surveys by William M. Mercer, Inc. and the National Retail Federation concerning appropriate compensation levels for executive officers.

         The executive compensation program is focused on attainment of profitability and enhancement of shareholder equity. Currently, the Company's executive compensation program consists of three principal types of compensation: annual base salary, incentive bonuses and long-term stock option awards. Executive officers are rewarded when the Company achieves financial goals, particularly related to net income and earnings per share, and when the executive officer achieves individual performance levels related to the executive officer's specific area of responsibility.

         Annual Base Salary - The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability. Each year the Compensation Committee determines the base salary for each executive officer taking into consideration whether the Company achieved net income results and whether the executive officer achieved individual performance levels established for the prior fiscal year.

         Incentive Bonus - A significant component of an executive officer's total cash compensation consists of an incentive bonus. Each executive officer, other than Mr. Wayland Cato, Jr., is eligible to earn a bonus based on achievement of the targeted net income performance criteria. A bonus accrual is made based on the achievement of the net income performance criteria. If net income performance criteria is not achieved, the accrual may be reduced or eliminated.

         No weighting is applied to the criteria established for each executive officer. If an executive officer achieves all of his or her performance goals and if the Company's profit plan is achieved, the executive officer is eligible to receive an incentive bonus. In the event an executive officer achieves some, but not all, of the performance goals, he or she is eligible to receive a portion of the executive officer's potential maximum bonus.

         Long-Term Stock Option Awards - Stock options are awarded by the Compensation Committee under the Company's 1987 Non-Qualified Stock Option Plan and the 1999 Incentive Compensation Plan to executive officers to provide incentive for the executive officer to focus on the Company's future financial performance and as a means to encourage an executive officer to remain with the Company. The stock option exercise price is 100% of the fair market value of the shares on the date of grant and the stock options vest in 20% increments over five years. Stock option grants are made when executive officers join the Company and thereafter at the discretion of the Compensation Committee.

         The Compensation Committee recognizes that, to varying degrees, the determination of an executive officer's compensation package involves subjective considerations.

CHIEF EXECUTIVE OFFICER

         The Compensation Committee discusses and determines the compensation package for the Chief Executive Officer. Mr. John P. Derham Cato was appointed Chief Executive Office on May 20, 1999. The Compensation Committee recommended having an employment agreement with Mr. John Cato to provide for continuity of management. The employment agreement addresses termination and the consequences for the Company and for Mr. John Cato upon death, disability, for cause, without cause and pursuant to change of control. The employment agreement allows for accelerated vesting and pro rata accelerated vesting of restricted stock and stock option grants for termination under certain circumstances. The term of Mr. John Cato's employment agreement expires on May 31, 2002. The employment agreement provides for a non-competition period of two years after the date of termination of employment. The employment agreement provides for the compensation discussed herein. Mr. John Cato's compensation package consists of base salary, incentive bonus, long-term stock option awards and restricted stock grants. Mr. John Cato received no long-term stock option awards and no restricted stock grants during fiscal 2000.

         In determining Mr. John Cato's compensation package, the Compensation Committee compared Mr. John Cato's package with the compensation packages of other retailers, including the Chief Executive Officer compensation package of the companies listed in the Dow Jones Specialty Apparel Market Index and the Peer Group used in the Stock Performance Graph. The Compensation Committee took into consideration Mr. John Cato's years of service and experience with the Company and in the specialty retail apparel industry. The Compensation Committee believes that the compensation package offered Mr. John Cato is consistent with Chief Executive Officer packages of peer companies, considering Mr. John Cato's experience and longevity with the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION PACKAGE

         Base Salary - Mr. John Cato's Employment Agreement provides for a base salary. The salary may be increased, but not decreased, from time to time based on the Compensation Committee's review of Mr. John Cato's performance in accordance with the Company's appraisal practices and guidelines. Mr. John Cato's salary was increased to $650,000 from $600,000 for fiscal 2000 in response to the Company's excellent performance in fiscal 1999.

         Incentive Bonus - Mr. John Cato is eligible to receive an annual bonus of up to 150% of his base salary depending on the achievement of performance goals established by the Compensation Committee. The main performance goal is based on achievement of targeted net income. Based on the Company's performance for fiscal 2000 as measured by the performance criteria established by the Compensation Committee, Mr. John Cato received a bonus payment of 89% of his maximum potential payment.

         This report has been provided by the Compensation Committee:

         A. F. (Pete) Sloan                 Grant L. Hamrick
         Paul Fulton                        James H. Shaw


                              CERTAIN TRANSACTIONS

         During 2000, the Company had thirteen lease agreements with entities in which Mr. Currin, a director of the Company, had an interest. One lease agreement was signed in 1993, three were signed in 1994, one was signed in 1995, one was signed in 1997, three were signed in 1999, and four were signed in 2000. The lease term of each agreement is for approximately 10 years with renewal terms at the option of the Company. The Company believes that the terms and conditions of the lease agreements are comparable to those which could have been obtained from unaffiliated leasing companies. The Company paid to the entities in which Mr. Currin has an interest the amount of $523,853 for rent and related charges during fiscal 2000.

         The firm of Robinson, Bradshaw & Hinson, P.A. was retained to perform legal services for the Company during the last fiscal year. Mr. Robert W. Bradshaw, Jr., a director of the Company, was a shareholder of Robinson, Bradshaw & Hinson, P.A. during 2000 and currently serves of counsel to the firm. It is anticipated that the firm will continue to provide legal services to the Company during the current fiscal year.

                             STOCK PERFORMANCE GRAPH

         The following graph compares the yearly change in the Company's cumulative total shareholder return on the Company's Common Stock (which includes Class A Stock and Class B Stock) for each of the Company's last five fiscal years with (i) the Dow Jones Equity Market Index, (ii) the Dow Jones Specialty Apparel Market Index and (iii) an index of five (5) peer companies. The peer group includes One Price Clothing Stores, Inc., Charming Shoppes, Inc., Deb Shops, Inc., The Dress Barn, Inc., and United Retail Group, Inc. The Company has chosen to use this peer group index in its performance graph because management believes the peer group index is a better reflection of the Company's competitors in the market place.

THE CATO CORPORATION
STOCK PERFORMANCE TABLE
(BASE 100- IN DOLLARS)

 LAST TRADING DAY       THE CATO      D. J. TOTAL   D.J. RETAILERS      PEER
OF THE FISCAL YEAR    CORPORATION      MKT INDEX      APPL INDEX       GROUP
------------------    -----------      ---------      ----------       -----
     2/02/96              100             100            100            100
     1/31/97               55             125            122            141
     1/30/98              157             157            193            197
     1/29/99              118             202            325            207
     1/28/00              158             225            289            225
     2/02/01              242             222            335            273

         The graph assumes an initial investment of $100 on February 2, 1996, the last trading day prior to the commencement of the Company's 1996 fiscal year and reinvestment of all dividends.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Deloitte & Touche LLP as independent auditors to examine the Company's financial statements for the fiscal year ending February 2, 2002. This selection is being presented to the shareholders for their ratification at the annual meeting. Deloitte & Touche LLP has served as independent auditors for the Company since 1995. A representative of Deloitte & Touche LLP is expected to attend the meeting, respond to appropriate questions from shareholders present and, if such representative desires, to make a statement. The affirmative vote of a majority of the votes present or represented at the annual meeting and entitled to vote by the holders of Class A Stock and Class B Stock, voting as a single class, is required to approve the proposal. The directors recommend that shareholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors.

AUDIT COMMITTEE REPORT

         The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility for safeguarding the Corporation's assets and for the integrity of the accounting and reporting practices of the Corporation and such other duties as directed by the Board. As set forth in the Audit Committee Charter, the Audit Committee is not responsible for conducting audits or preparing or determining whether the Company's financial statements are accurate or complete or conform with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for expressing an opinion on the conformity of audited financial statements to accounting principles generally accepted in the United States of America.

         In the performance of its oversight function and in accordance with its responsibilities under its charter, the Audit Committee has reviewed and discussed the audited financial statements for the year ended February 3, 2001 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 titled "Communication with Audit Committees." In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by the Independent Standards Board No. 1 titled "Independence Discussions with Audit Committees" and discussed with the independent auditors their independence from the Company and its management. The Audit Committee also has considered whether the independent auditor's provision of non-audit services to the Company is compatible with the auditor's independence.

         Based on the reviews and discussions mentioned above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended February 3, 2001 be included in the Company's Annual Report to shareholders and to the Securities and Exchange Commission on Form 10-K.

         The Audit Committee also recommended the reappointment of Deloitte & Touche LLP as the Company's auditors for fiscal year ending February 2, 2002.

AUDIT COMMITTEE MEMBERS

Grant L. Hamrick, Chairman
George S. Currin
A. F. (Pete) Sloan

AUDIT FEES

         The aggregate Deloitte & Touche LLP fees for all professional services rendered in connection with the audit of the Company's consolidated financial statements for the fiscal year ended February 3, 2001, and for the reviews of the unaudited consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year ended February 3, 2001 were $260,150.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         Deloitte & Touche LLP did not perform any professional services for information technology services relating to financial information systems design and implementation for the fiscal year ended February 3, 2001.

ALL OTHER FEES

         The aggregate Deloitte & Touche LLP fees for professional services to the Company, other than the services described above under "Audit Fees" for the fiscal year ended February 3, 2001, were $29,476.


                              SHAREHOLDER PROPOSALS

         Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that, pursuant to rules of the Securities and Exchange Commission, any such proposal must be received by the Secretary of the Company at the Company's principal executive offices, 8100 Denmark Road, Charlotte, North Carolina 28273-5975 no later than the close of business on December 26, 2001 if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the combined class of Class A and Class B Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company's proxy statement. In addition, pursuant to rules of the Securities and Exchange Commission, the Company may direct the persons named in the Company's proxy with respect to next year's annual meeting to exercise discretionary voting authority to vote against any matter, without any disclosure of such matter in the Company's proxy statement, if notice of such matter is received by the Secretary of the Company later than the close of business on March 18, 2002.

                                  OTHER MATTERS

         The Board of Directors of the Company knows of no matters which will be presented for consideration at the meeting other than those set forth in this proxy statement. However, if any other matters are properly presented for action, it is the intention of the persons named in the proxy to vote on them in accordance with their best judgment.



                                                     For the Board of Directors

                                                     THE CATO CORPORATION

                                                     /s/ MICHAEL O. MOORE

                                                     MICHAEL O. MOORE
April 25, 2001                                       Secretary

                                   APPENDIX A

                              THE CATO CORPORATION


                             AUDIT COMMITTEE CHARTER


Purpose

         The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility for safeguarding the Corporation's assets and for the integrity of the accounting and reporting practices of the Corporation and such other duties as directed by the Board. The Audit Committee is a permanent committee of the Board.

         While the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is it the duty of the Committee to conduct investigations, to resolve any disagreements between management and the independent accountants or to assure compliance with laws and regulations. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting and auditing.

Membership

         The Audit Committee shall consist of at least three independent directors, appointed by the Chairman of the Board, who are generally knowledgeable in financial and accounting matters including at least one member with accounting or related financial management expertise. Unless a committee chairman is designated by the Board Chairman the members of the Committee may designate a chairman by majority vote.

Independence

         Each member shall be free of any relationship that would interfere with their exercise of independent judgment. In this regard the Board shall be governed by the standards issued by the Securities and Exchange Commission and the National Association of Securities Dealers.

Relationship With Independent Accountants

         It is the responsibility of the Committee to recommend to the Board the selection and retention of a firm of independent accountants to audit the financial statements of the Corporation and to ensure that the firm selected is ultimately accountable to the Committee and the Board as representatives of the shareholders. In this regard the Committee is expected to maintain free and open communications (including private executive sessions at least annually) with the independent accountants and ensure that the independent accountants have free access to the Committee to report on any matters they deem appropriate.

Duties and Responsibilities

              The Committee shall:

o        Determine that the independent accountants maintain appropriate independence with respect to the affairs of the Corporation and in fulfilling this responsibility obtain and consider an annual written affirmation that the independent accountants are in fact independent consistent with the requirements of Independence Standards Board Standard 1.

o        Review non-audit services, including information technology consulting services relating to financial information systems design and implementation and other non-audit services, that have been provided by the independent accountants and the fees therefore and consider the effect of providing such services on their independence. It is understood that the Committee will rely on the accuracy of the information provided by the independent accountants as to the services provided and the fees paid and will rely on the representations of management in connection with such consideration.

o        Review the annual financial statements and Form 10-K with management and the independent accountants prior to the filing with the SEC. It is anticipated that these discussions will include quality of earnings, significant items subject to estimate, the suitability of accounting principles, highly judgmental areas, audit adjustments (whether or not recorded) and such other inquiries as may be appropriate. Such discussions will also include the matters required to be discussed as set forth in Statement on Auditing Standards No. 61.

o        Discuss with management and the independent accountants the quality and adequacy of the Corporation's system of internal controls, the status of significant pending litigation, taxation matters and any other significant matters relating to the legal and compliance areas as may be appropriate.

o        Report to the Board of Directors whether based on the above review and discussions the Committee became aware of any material misstatements or omissions in the financial statements and whether the Committee recommends that the financial statements be included in the annual report to stockholders and the annual report to the Securities and Exchange Commission on Form 10-K.

o        Prepare the Audit Committee Report to shareholders to be included in the proxy statement.

o        Have the authority, in discharging its duties, to retain special legal, accounting or other consultants to advise the Committee.

o        Review this Charter at least annually and recommend its revision to the
              Board as conditions require.

                            . FOLD AND DETACH HERE .

CLASS A COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY                         THE CATO CORPORATION

THE UNDERSIGNED HEREBY APPOINTS JOHN P. DERHAM CATO, WAYLAND H. CATO, JR., AND MICHAEL O. MOORE, AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION, ATTORNEYS AND PROXIES TO APPEAR AND VOTE, AS INDICATED BELOW, ALL OF THE SHARES OF CLASS A COMMON STOCK OF THE CATO CORPORATION THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE CATO CORPORATION TO BE HELD ON MAY 24, 2001, AND AT ANY AND ALL ADJOURNMENTS THEREOF. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

1.     ELECTION OF DIRECTORS
       [ ] FOR all nominees                                          [ ] WITHHOLD AUTHORITY
           except as indicated to the contrary                           to vote for all nominees

Nominees: Thomas E. Cato, George S. Currin, A.F. (Pete) Sloan

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee's name in the list provided above.)

2. RATIFICATION OF THE ACTION OF THE BOARD OF DIRECTORS IN SELECTING DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 2, 2002; AND

    [ ] FOR                [ ] AGAINST               [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                            . FOLD AND DETACH HERE .

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL PROPOSALS AND "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR.

                                              DATED:
                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                                          Signature

                                              Please sign exactly as your name
                                              appears hereon. If the holder
                                              named hereon is a corporation,
                                              partnership or other association,
                                              please sign its name and add your
                                              name and title. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please also
                                              give your full title. If shares
                                              are held jointly, EACH holder
                                              should sign.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY SO AS TO INSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

                            . FOLD AND DETACH HERE .

CLASS B COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY                         THE CATO CORPORATION

THE UNDERSIGNED HEREBY APPOINTS JOHN P. DERHAM, WAYLAND H. CATO, JR., AND MICHAEL O. MOORE, AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION, ATTORNEYS AND PROXIES TO APPEAR AND VOTE, AS INDICATED BELOW, ALL OF THE SHARES OF CLASS B COMMON STOCK OF THE CATO CORPORATION THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE CATO CORPORATION TO BE HELD ON MAY 24, 2001, AND AT ANY AND ALL ADJOURNMENTS THEREOF. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

1.     ELECTION OF DIRECTORS
       [ ] FOR all nominees                                          [ ] WITHHOLD AUTHORITY
           except as indicated to the contrary                           to vote for all nominees

Nominees: Thomas E. Cato, George S. Currin, A.F. (Pete) Sloan

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee's name in the list provided above.)

2. RATIFICATION OF THE ACTION OF THE BOARD OF DIRECTORS IN SELECTING DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 2, 2002; AND

    [ ] FOR                [ ] AGAINST               [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                            . FOLD AND DETACH HERE .

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL PROPOSALS AND "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR.

                                              DATED:
                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                                          Signature

                                              Please sign exactly as your name
                                              appears hereon. If the holder
                                              named hereon is a corporation,
                                              partnership or other association,
                                              please sign its name and add your
                                              name and title. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please also
                                              give your full title. If shares
                                              are held jointly, EACH holder
                                              should sign.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY SO AS TO INSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.